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                       FIRST AMENDMENT TO LETTER AGREEMENT


         This First Amendment to the Letter Agreement dated January 14, 1999, (the "Letter Agreement") by and among Summus, Ltd., a Delaware corporation ("Summus, Ltd."); Summus Technologies, Inc., a Delaware corporation ("Summus Technologies"); Brad Richdale; and High Speed Net Solutions, Inc., a Florida corporation ("High Speed"); is made and entered into as of the 16th day of August, 1999.

1.       The Letter Agreement is hereby amended as follows:

         A. The last two sentences of Paragraph 4 are hereby amended to read in their entirety as follows:

                           Following the merger, Net Solutions shall have the right to appoint two designees to serve on a seven member board. If the Board is increased, Net Solutions will retain the equivalent of 18% (rounded up) representation on the Board.

         B. Paragraph 5 of the Letter Agreement is hereby amended to read in its entirety as follows:

                           Within one year from April 14, 1999, Net Solutions agrees to deliver a $2.5 Million factorable Purchase Order that is satisfactory to Summus, Ltd. for products of Summus, Ltd. the specifications of which will be mutually agreed upon by you and Summus, Ltd. Upon your execution of this agreement, you received 148,182 common shares of Summus Technologies, which equalled 3% of the issued and outstanding common shares of Summus Technologies at that time. Upon delivery of the purchase order to Summus Ltd. and its acceptance, which will not be unreasonably withheld, by Bjorn Jawerth, as the President of Summus, Ltd., you will receive additional common shares of Summus, Ltd. up to 60,000 of the issued and outstanding common shares of Summus, Ltd. as cash is received for the purchase of products under this Purchase Order at a rate of 10,000 shares per $416,666.66. (These 60,000 shares are intended to represent 6% of the issued and outstanding shares of Summus, Ltd. immediately following the merger of Summus, Ltd. and Summus Technologies, Inc.) If the above referenced shares are not issued in accordance with the terms hereof, then Brad Richdale (and his designees) specifically do not waive any


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                           rights they now may have with respect to their
                           existing ownership claim thereto.

2. This Amendment shall become effective upon the consummation of the merger of Summus, Ltd. and Summus Technologies. If the merger is not consummated, then this Amendment shall be null and void and of no force or effect.

3. Except as otherwise specifically modified herein the remaining terms of the Letter Agreement, as amended, shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have signed this First Amendment to the Letter Agreement as of the date first above written.


                                  SUMMUS, LTD.


                                  By:  /s/ Bjorn Jawerth
                                     ------------------------
                                  Its:   President
                                      -----------------------

                                  SUMMUS TECHNOLOGIES, INC.


                                  By:  /s/ Bjorn Jawerth
                                     ------------------------
                                  Its:   President
                                      -----------------------



                                  HIGH SPEED NET SOLUTIONS, INC.


                                  By:
                                     ------------------------
                                  Its:
                                      -----------------------



                                  ---------------------------
                                  Brad Richdale